Exhibit 99.3

FORM OF LETTER TO NOMINEE HOLDERS
WHOSE CLIENTS ARE BENEFICIAL HOLDERS

HKN, INC.

7,500,000 Shares of Common Stock
Offered Pursuant to Rights Distributed to Record Stockholders of HKN, Inc.

January 13, 2011

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the “Rights Offering”) by HKN, Inc. (the “Company”) of shares of its common stock, par value $0.01 per share (the “Common Stock”) pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (“Record Holders”) of shares of Common Stock, at the close of business on January 5, 2011 (the “Eligibility Date”).  The Rights are described in the Company’s Prospectus, dated October 29, 2010 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 7,500,000 shares of its Common Stock pursuant to the Prospectus. Shareholders will receive 0.74545 of a subscription right for every share of common stock owned at the Eligibility Date, subject to adjustments to eliminate fractional rights.  The Rights will expire, if not exercised, by 5:00 p.m., Eastern Time, on January 27, 2011, unless extended by the Special Committee of the Board of Directors of the Company (as it may be extended, the “Expiration Date”).

As described in the Prospectus, each whole Right includes (i) a basic subscription privilege that entitles the holder to subscribe to purchase one share of common stock (the “Basic Subscription Privilege”) and (ii) an over-subscription privilege that entitles the holder, if such holder exercises its Basic Subscription Privilege in full, to subscribe to purchase unsubscribed shares of common stock up to the number of shares, on a pro rata basis, of any shares not purchased by other holders of Rights under their Basic Subscription Privileges as of the Expiration Date (the “Over-Subscription Privilege”). The price per share under both the basic subscription privilege and the over-subscription privilege is equal to $2.00 (the “Subscription Price”).  The Rights may only be exercised in whole numbers; the Company will not issue fractional rights and will round all of the Rights down to the nearest whole number.  As an example, if the Record Holder owned 1,000 shares of Common Stock as of the Eligibility Date, he would receive 745 Rights pursuant to his Basic Subscription Privilege, and would have the right to purchase 745 shares of Common Stock in the Rights Offering pursuant to his Basic Subscription Privilege.

“Pro rata” means in proportion to the number of shares of Common Stock that each Rights holder who has exercised its Basic Subscription Privileges on its Common Stock holdings have purchased pursuant to the Basic Subscription Privilege. Each Rights holder may exercise his Over-Subscription Privilege only if he exercised his Basic Subscription Privilege in full and other Rights holders do not exercise their Basic Subscription Privileges in full. If there is not a sufficient number of shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining shares pro rata among those Rights holders who exercised their Over-Subscription Privileges. For the purposes of determining their eligibility for the Over-Subscription Privilege, Rights holders will be deemed to have exercised their Rights under the Basic Subscription Privilege in full if they subscribe for the maximum number of whole shares available under their Basic Subscription Privilege. See “The Rights Offering—Subscription Privileges” in the Prospectus.  See “The Rights Offering—Subscription Privileges” in the Prospectus.

After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by American Stock Transfer & Trust Co., LLC (the “Subscription Agent”) after 5:00 p.m., Eastern Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

The Rights are evidenced by a subscription rights certificate (a “Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for every share of Common Stock owned by such beneficial owner as of the Eligibility Date.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued. Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than certain fees and expenses of the Subscription Agent and the Information Agent incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company, the Subscription Agent, or the Information Agent.

 Enclosed are copies of the following documents:

•                  Prospectus;

•                  Instructions as to Use of Non-Transferable Subscription Rights Certificates;

•                  A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominee, with an attached form of instruction;

•                  Nominee Holder Certification; and

•                  A return envelope addressed to American Stock Transfer & Trust Co., LLC, the Subscription Agent

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., Eastern Time, on the Expiration Date. All payments must be made in U.S. dollars for the full number of shares being subscribed for by cashier’s or  certified check drawn upon a United States bank payable to American Stock Transfer & Trust Company, as Subscription Agent, or by wire transfer of immediately available funds, to the subscription account maintained by the Subscription Agent at                               ,                         , ABA#                    , Account No.                     , Ref: HKN, Inc. Failure to return the properly completed Rights Certificate with the correct payment will result in your not being able to exercise the Rights held in your name or in the name of your nominee on behalf of yourself or other beneficial owners.  A Rights holder cannot revoke the exercise of his Rights.  Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from the Information Agent, Morrow & Co., LLC.  The Information Agent’s toll-free telephone number is (800) 607-0088. Banks and brokers please call collect at (203) 658-9400.

Very truly yours,

HKN, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HKN, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.